Exhibit (d)(2)
ASSIGNMENT AND ASSUMPTION AGREEMENT
ASSIGNMENT AND ASSUMPTION (this Agreement) dated as of October [22], 2007,
BY AND AMONG:
(1)	SAP AG, an Aktiengesellschaft organized under the laws of Germany (Assignor); and

(2)	SAP France S.A., a société anonyme organized under the laws of France (Assignee).
Assignor and Assignee are referred to collectively herein as the Parties.
WHEREAS:
(A)	Pursuant to that certain tender offer agreement (the Tender Offer Agreement) dated as of October 7, 2007, between Assignor and Business Objects S.A. (the Company), Assignor agreed, among other things, to make concurrent tender offers in the United States and France to acquire for cash all outstanding ordinary shares, nominal value €0.10, of the Company, including shares represented by American Depositary Shares, as well as the outstanding warrants and convertible bonds issued by the Company;

(B)	pursuant to the terms of the Tender Offer Agreement, Assignor is permitted to assign, in its sole discretion, any of or all of its rights, interests and obligations under the Tender Offer Agreement to any direct or indirect wholly-owned subsidiary of Assignor (including designating any such entity to act as Purchaser thereunder); and

(C)	the Parties mutually desire that Assignor designate Assignee to act as Purchaser under the Tender Offer Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and adequacy of which are expressly acknowledged, the Parties agree as follows:
(1)	Effective as of the date of this Agreement, Assignor hereby designates Assignee to act as Purchaser under the Tender Offer Agreement and hereby assigns, transfers and sets over unto Assignee all of Assignor’s right and interest in, under and to the Tender Offer Agreement, to the extent necessary to give effect to such designation.

(2)	Assignee hereby accepts such designation from and after the date of this Agreement and assumes all of Assignor’s rights, duties and obligations in, under and to the Tender Offer Agreement, to the extent necessary to give effect to such designation.

(3)	Assignor will indemnify and hold harmless Assignee in connection with all losses relating to or resulting from the assumption of the Assignor’s rights, duties and obligations in, under and to the Tender Offer Agreement until an agreed and binding financing of Assignee’s obligations under such Tender Offer Agreement has been set up.
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SIGNATORIES
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SAP AG
By:	/s/ DR. WERNER BRANDT
	Name:	Dr. Werner Brandt
	Title:	Chief Financial Officer

By:	/s/ JOCHEN SCHOLTEN
	Name:	Jochen Scholten
	Title:	Associate General Counsel

SAP FRANCE S.A.
By:	/s/ EMMANUELLE BRUN. NECKEBROCK
	Name:	Emmanuelle Brun. Neckebrock
	Title:	Chief Financial Officer

By:	/s/ PASCAL RIALLAND
	Name:	Pascal Rialland
	Title:	Managing Director

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